Item to Exhibit 77O


HighMark Funds
Rule 10f-3 Report
Quarter Ended March 31, 2009




DATE OF PURCHASE                      3/17/2009

FUND(S)                               Bond Fund

SECURITY                              Pfizer

AMOUNT (SHARES/PAR)                   $ 4,000,000

PRICE                                 $99.899

COMMISSION OR SPREAD                  0.45%

COMMISSION/ SPREAD REASONABLE         Yes

UNDERWRITER PURCHASED FROM            Bank of America

AMOUNT OF OFFERING                    $3.25 billion

PURCHASED PERCENTAGE                  0.1%

AFFILIATE IN SYNDICATE                Bank of Tokyo - Mitsubishi [1]


The above transactions were conducted in accordance with the Funds' Rule 10f-3 Procedures. In addition to limitations as to the type and amount of securities purchased, the Rule requires that the Fund pay a fair and reasonable price and commission or spread in acquiring the security.


[1] - Per the offering document, the other members of the syndicate include Barclays, Citigroup, Goldman Sachs, JP Morgan Chase, Credit Suisse, Deutsche Bank, HSBC Bank, Royal Bank of Scotland, UBS, Banco Santander.